Exhibit 3.1

CAPITALA FINANCE CORP.

ARTICLES OF AMENDMENT

Capitala Finance Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) immediately upon the Effective Date (as defined below) as currently in effect as hereafter set forth.

SECOND: Article I of the Charter is hereby amended to change the name of the Corporation to:

Logan Ridge Finance Corporation

THIRD: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: The Articles of Amendment shall be effective at 4:30 P.M., Eastern Time, on July 1, 2021 (the “Effective Time”).

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary on this 1st day of July, 2021.

ATTEST:		CAPITALA FINANCE CORP.

/s/ Jason Roos		By:	/s/ Ted Goldthorpe
Name:	Jason Roos	Name:	Ted Goldthorpe
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	Chief Executive Officer and President